WESTWOOD MANAGEMENT CORP.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

November 1, 2019

The Advisors’ Inner Circle Fund

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Ladies and Gentlemen:

Westwood Management Corp. (the “Adviser”) hereby agrees to waive the investment advisory fee payable to the Adviser by the Ultra Shares of the Westwood Alternative Income Fund (the “Fund”), a series of The Advisors’ Inner Circle Fund (the “Trust”), pursuant to an investment advisory agreement between the Adviser and the Trust dated December 16, 2005, as amended (the “Advisory Agreement”), at an annual rate in the amount of 0.01% of the average daily net assets of the Ultra Shares of the Fund.

This letter agreement shall continue in effect until February 28, 2021 (the “Initial Term End Date”) and shall thereafter continue in effect from year to year for successive one-year periods, provided that this letter agreement may be terminated, without payment of any penalty:

(i) by the Trust, for any reason and at any time;

(ii) by the Adviser, for any reason, upon ninety (90) days’ (or such shorter period as agreed to by the Trust) prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the Initial Term End Date or as of the close of business on the last day of the then-current one-year period, or at such earlier time provided that such termination is approved by majority vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not “interested persons” (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) of the Trust voting separately; and

(iii) automatically upon the termination of the Advisory Agreement.

Any question of interpretation of any term or provision of this letter agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement or the 1940 Act.

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Very truly yours,

WESTWOOD MANAGEMENT CORP.

By:	/s/ William R. Hardcastle, Jr.
Name:	William R. Hardcastle, Jr.
Title:	SVP

Agreed and accepted by:

THE ADVISORS’ INNER CIRCLE FUND,

on behalf of the Westwood Alternative Income Fund

By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Vice President & Assistant Secretary

Signature Page for Westwood Alternative Income Fund Advisory Fee Waiver Agreement